Exhibit 5.1

Fulbright & Jaworski L.L.P.

A Registered Limited Liability Partnership

300 Convent Street, Suite 2200

San Antonio, Texas 78205-3792

www.fulbright.com

Telephone:	(210) 224-5575	Facsimile:	(210) 270-7205

November 12, 2009

Pioneer Drilling Company

1250 N.E. Loop 410, Suite 1000

San Antonio, TX 78209

Ladies and Gentlemen:

We have acted as counsel to Pioneer Drilling Company, a Texas corporation (the “Company”), in connection with its offering of up to 3,820,000 shares of common stock, par value $0.10 per share (the “Shares”), under its Registration Statement on Form S-3 (File No. 333-160416), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective on July 16, 2009, which relates to the Company’s offer and sale of various securities pursuant to Rule 415 under the Securities Act.

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company, and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to the questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based on the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued by the Company in accordance with the terms of the Underwriting Agreement, dated November 12, 2009, between the Company and Jefferies & Company, Inc. (the “Underwriting Agreement”), and the documents contemplated thereby, and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be duly and legally issued, fully paid and nonassessable.

The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of, respectively, the laws of the state of Texas, the Texas Business Corporation Act (including the applicable provisions of the Texas

November 12, 2009

Constitution and the reported judicial interpretations of such law), in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the reference to this firm under the caption “Legal Matters” in the Company’s prospectus, dated November 12, 2009 describing the Shares and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 12, 2009. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI, L.L.P.
Fulbright & Jaworski, L.L.P.